Exhibit 2.3

DESCRIPTION OF SHARE CAPITAL

As of December 31, 2019, argenx SE (the “company,” “argenx,” “we,” “us,” and “our”) had two classes of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Ordinary Shares and our American Depositary Shares (“ADSs”).

The following description is a summary of certain information relating to our share capital, certain provisions of our articles of association and Dutch law. Because this description is a summary, it may not contain all of the information important to you. Accordingly, this description is qualified entirely by reference to articles of association, which is incorporated by reference to Exhibit 1.1 to our Form F-1 filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2017 (our “Articles of Association”).

The following description includes comparisons of certain provisions of our articles of association and Dutch law applicable to us and the Delaware General Corporation Law, or the DGCL, the law under which many publicly listed companies in the United States are incorporated. Because such statements are summaries, they do not address all aspects of Dutch law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Dutch law, and they are not intended to be a complete discussion of the respective rights.

General

We were incorporated on April 25, 2008, as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. On May 28, 2014, we converted into a public company with limited liability (naamloze vennootschap) under Dutch law pursuant to a notarial deed of conversion and amendment. On April 26, 2017, we converted into a Dutch European public company with limited liability (Societas Europaea or SE) pursuant to a notarial deed of conversion and amendment, which notarial deed was executed on the same date.

We are registered with the trade register of the Dutch Chamber of Commerce under number 24435214. Our corporate seat is in Rotterdam, the Netherlands, and our registered office is at Willemstraat 5, 4811 AH, Breda, the Netherlands.

Our ordinary shares are listed on Euronext Brussels under ISIN Code NL0010832176 under the symbol “ARGX.” The ADSs are listed on the Nasdaq Global Select Market  (“Nasdaq”) under the symbol “ARGX.”

Under Dutch law, a company’s authorized share capital sets out the maximum amount and number of shares that it may issue without amending its articles of association.

Our Articles of Association provide for an authorized share capital in the amount of €9.0 million divided into 90 million shares, each with a nominal value of €0.10. All issued and outstanding shares have been fully paid up and the shares are held in dematerialized form. Our share capital consists of ordinary shares, each with a nominal value of €0.10. Our shares are not separated into classes. As of December 31, 2019, our issued and paid-up share capital amounted to €4,276,152.80 represented by 42,761,528 ordinary shares with a nominal value of €0.10, each representing an identical fraction of our share capital. As of December 31, 2019, neither we nor any of our subsidiaries held any of our own shares.

Issue of Shares

Our Articles of Association provide that shares may be issued or rights to subscribe for our shares may be granted pursuant to a resolution of the shareholders at the General Meeting, or alternatively, by our board of directors if so designated by the shareholders at the General Meeting. A resolution of the shareholders at the General Meeting to issue shares, to grant rights to subscribe for shares or to designate our board of directors as the corporate body of the company authorized to do so can only take place at the proposal of our board of directors with the consent of the majority of the non-executive directors. Shares may be issued or rights to subscribe for shares may be granted by resolution of our board of directors, if and insofar as our board of directors is designated to do so by the shareholders at the General Meeting. Designation by resolution of the shareholders at the General Meeting cannot be withdrawn unless determined otherwise at the time of designation. The scope and duration of our board of directors' authority to issue shares or grant rights to subscribe for shares (such as granting stock options or issuing convertible bonds) is determined by a resolution of the shareholders at the General Meeting and relates, at the most, to all unissued shares in the company’s authorized capital at the relevant time. The duration of this authority may not exceed a period of five years. Designation of our board of directors as the body authorized to issue shares or grant rights to subscribe for shares may be extended by a resolution of the shareholders at the General Meeting for a period not exceeding five years in each case. The number of shares that may be issued is determined at the time of designation.

No shareholders’ resolution or board of directors resolution is required to issue shares pursuant to the exercise of a previously granted right to subscribe for shares. A resolution of our board of directors to issue shares and to grant rights to subscribe for shares can only be taken with the consent of the majority of the non-executive directors. One of the items on the agenda of the EGM is the renewal of this authorization.

On May 8, 2018, the shareholders at the General Meeting renewed the designation of our board of directors as the corporate body competent to grant option rights to subscribe for shares under the argenx Employee Stock Option Plan and to limit or exclude preemption rights of shareholders for such shares with the prior consent of the majority of the non-executive directors for a period of 18 months. One of the items on the agenda of this General Meeting was to propose to renew the designation of our board of directors as the corporate body competent to grant option rights to subscribe for shares under the argenx Employee Stock Option Plan and to limit or exclude preemption rights of shareholders for such shares with the prior consent of the majority of the non executive directors for a period of 18 months.

On May 7, 2019, the shareholders at the General Meeting renewed the authorization to our board of directors to issue shares and grant rights to subscribe for shares and to limit or exclude preemption rights of shareholders for such shares with the prior consent of the majority of the non-executive directors for a period of 18 months. In its resolution, the shareholders at the General Meeting restricted the competency of our board of directors under this second authorization as regards the issue of shares and the grant of rights to subscribe for shares to a maximum of 20% of our total issued and outstanding share capital as at the day of that meeting. As of the date hereof, no use has been made of this authorization, so that the full amount still is available to issue new shares. The primary purpose of this authorization is to allow the board of directors the general flexibility to issue additional shares as and when the need may arise or an opportunity would present itself, including to issue shares and grant rights to subscribe for shares and to limit or exclude preemption rights of shareholders for such shares for the purpose of the admission to listing and trading of new ordinary shares on Nasdaq. While there is no current intention to benefit any specific person with this second authorization to restrict the preemption rights of the existing shareholders, when using this authorization the board will be able to restrict the preemption rights in whole or in part, including for the benefit of specific persons.

Preemptive Rights

Dutch law and the Articles of Association give shareholders preemptive rights to subscribe on a pro rata basis for any issue of new shares or, upon a grant of rights, to subscribe for shares. Holders of shares have no preemptive rights upon (1) the issue of shares against a payment in kind (being a contribution other than in cash); (2) the issue of shares to our employees or the employees of a member of our group; and (3) the issue of shares to persons exercising a previously granted right to subscribe for shares.

A shareholder may exercise preemptive rights during a period of at least two weeks from the date of the announcement of the issue of shares. Pursuant to the Articles of Association, the shareholders at the General Meeting may restrict or exclude the preemptive rights of shareholders. A resolution of the shareholders at the General Meeting to restrict or exclude the preemptive rights or to designate our board of directors as our body authorized to do so, may only be adopted on the proposal of our board of directors with the consent of the majority of the non-executive directors. A resolution of the shareholders at the General Meeting to exclude or restrict preemptive rights, or to authorize our board of directors to exclude or restrict preemptive rights, requires a majority of at least two-thirds of the votes cast, if less than 50% of our issued and outstanding share capital is present or represented at the General Meeting.

With respect to an issuance of shares pursuant to a resolution of our board of directors, the preemptive rights of shareholders may be restricted or excluded by resolution of our board of directors if and insofar as our board of directors is designated to do so by the shareholders at the General Meeting. A resolution of our board of directors to restrict or exclude preemptive rights can only be taken with the consent of the majority of the non-executive directors.

The designation of our board of directors as the body competent to restrict or exclude the preemptive rights may be extended by a resolution of the shareholders at the General Meeting for a period not exceeding five years in each case. Designation by resolution of the shareholders at the General Meeting cannot be withdrawn unless determined otherwise at the time of designation. On May 8, 2018, the shareholders at the General Meeting renewed the designation of our board of directors as the corporate body competent to grant option rights to subscribe for shares under the argenx Employee Stock Option Plan and to limit or exclude preemption rights of shareholders for such shares with the prior consent of the majority of the non-executive directors for a period of 18 months. One of the items on the agenda of this General Meeting was to propose to renew the designation of our board of directors as the corporate body competent to grant option rights to subscribe for shares under the argenx Employee Stock Option Plan and to limit or exclude preemption rights of shareholders for such shares with the prior consent of the majority of the non executive directors for a period of 18 months. On May 7, 2019, the shareholders at the General Meeting renewed the designation of our board of directors as the corporate body competent to issue additional shares and grant rights to subscribe for shares and to limit or exclude preemption rights of shareholders for such shares with the prior consent of the majority of the non-executive directors for a period of 18 months. In its resolution, the shareholders at the General Meeting restricted the competency of our board of directors under this second authorization as regards the issue of shares and the grant of rights to subscribe for shares to a maximum of 20% of our total issued and outstanding share capital as at the day of that meeting. The purpose of this authorization is to allow the board of directors the general flexibility to issue additional shares as and when the need may arise or an opportunity would present itself, including to issue shares and grant rights to subscribe for shares and to limit or exclude preemption rights of shareholders for such shares for the purpose of the admission to listing and trading of new ordinary shares on Nasdaq. While there is no current intention to benefit any specific person with this authorization to restrict the preemption rights of the existing shareholders, when using this authorization the board will be able to restrict the preemption rights in whole or in part, including for the benefit of specific persons. The board’s ability to restrict the preemption rights in whole or in part could be used as a potential anti-takeover measure.

Under the DGCL, stockholders of a Delaware corporation have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Acquisition of Shares by the Company

We may not subscribe for our own shares on issue. We may acquire fully paid-up shares at any time for no consideration or, if:

•	our shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any statutory reserves;
•	we and our subsidiaries would thereafter not hold shares or hold a pledge over shares with an aggregate nominal value exceeding 50% of our issued share capital; and
•	our board of directors has been authorized thereto by the shareholders at the General Meeting.

As part of the authorization, the shareholders at the General Meeting must specify the number of shares that may be repurchased, the manner in which the shares may be acquired and the price range within which the shares may be acquired. A resolution of our board of directors to repurchase shares can only be taken with the consent of the majority of the non-executive directors.

Shares held by us in our own share capital do not carry a right to any distribution. Furthermore, no voting rights may be exercised for any of the shares held by us or our subsidiaries unless such shares a are subject to the right of usufruct or to a pledge in favor of a person other than us or its subsidiaries and the voting rights were vested in the pledgee or usufructuary before us or its subsidiaries acquired such shares. Neither we nor our subsidiaries may exercise voting rights in respect of shares for which we or our subsidiaries have a right of usufruct or a pledge.

Reduction of Share Capital

The shareholders at the General Meeting may, upon a proposal of our board of directors with the consent of the majority of the non-executive directors, resolve to reduce the issued share capital by cancelling shares or by amending the Articles of Association to reduce the nominal value of the shares.

Only shares held by us or shares for which we hold the depositary receipts may be cancelled. A resolution of the shareholders at the General Meeting to reduce the number of shares must designate the shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution to reduce the issued share capital requires a majority of at least two-thirds of the votes cast, if less than 50% of our issued and outstanding share capital is present or represented at the General Meeting.

Articles of Association and Dutch Law

Set forth below is a summary of relevant information concerning our share capital and material provisions of our Articles of Association and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Amendment of Articles of Association

The shareholders at the General Meeting may resolve to amend the Articles of Association, at the proposal of our board of directors, with the consent of the majority of the non-executive directors. A resolution by the shareholders at the General Meeting to amend the Articles of Association requires a simple majority of the votes cast in a meeting in which at least half of our issued and outstanding capital is present or represented, or at least two-thirds of the votes cast, if less than half of our issued and outstanding capital is present or represented at that meeting.

Changing the rights of any of the shareholders will require the Articles of Association to be amended.

Company’s Shareholders’ Register

Subject to Dutch law, we must keep our shareholders’ register accurate and up-to-date. Our board of directors keeps our shareholders’ register and records names and addresses of all holders of shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) in shares belonging to another or a pledge in respect of such shares.

Corporate Objectives

Our corporate objectives are: (a) to exploit, including all activities relating to research, development, production, marketing and commercial exploitation; biological, chemical or other products, processes and technologies in the life sciences sector in general, and more specifically in the diagnostic, pharmaceutical, medical, cosmetic, chemical and agricultural sector; (b) to design and develop instruments which may be used in medical diagnosis and affiliated areas; (c) the worldwide distribution of, sale of and rendering services relating to our products and subsidiaries directly to customers as well as through third parties; (d) to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies; (e) to render advice and services to businesses and companies with which we form a group and to third parties; (f) to finance businesses and companies; (g) to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned; (h) to render guarantees, to bind us and to pledge our assets for obligations of the companies and enterprises with which we form a group and on behalf of third parties; (i) to obtain, alienate, manage and exploit registered property and items of property in general; (j) to trade in currencies, securities and items of property in general; (k) to develop and trade in patents, trademarks, licenses, know-how and other industrial property rights; and (l) to perform any and all activities of industrial, financial or commercial nature, as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.

Limitation on Liability and Indemnification Matters

Under Dutch law, our board of directors and certain other officers may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to our company and to third parties for infringement of the Articles of Association or of certain provisions of the Dutch Civil Code. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Directors and certain other officers are insured under an insurance policy taken out by us against damages resulting from their conduct when acting in the capacities as such directors or officers. In addition, our Articles of Association provide for indemnification of our directors, including reimbursement for reasonable legal fees and damages or fines based on acts or failures to act in their duties. No indemnification shall be given to a member of our board of directors if a Dutch court has established, without possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, suit, claim, action or legal proceedings resulted from either an improper performance of his or her duties as a director or an officer of our company or an unlawful or illegal act, and only to the extent that his or her financial losses, damages and expenses are covered by an insurance and the insurer has settled these financial losses, damages and expenses (or has indicated that it would do so). Furthermore, such indemnification will generally not be available in instances of willful (opzettelijk), intentionally reckless (bewust roekeloos) or seriously culpable (ernstig verwijtbaar) conduct unless Dutch law provides otherwise.

Shareholders’ Meetings and Consents

General Meeting

General meetings of shareholders are held at the place where the company has its official seat or at Schiphol Airport (municipality of Haarlemmermeer), the Netherlands. The annual General Meeting shall be held on the second Tuesday of the month of May on the hour and at the place mentioned in the convening notice. If such a date is not a business day, the annual General Meeting shall be held the first following business day. Additional extraordinary General Meetings may also be held whenever considered appropriate by our board of directors. Pursuant to Dutch law, one or more shareholders and others entitled to attend a General Meeting, who jointly represent at least one-tenth of the issued capital, may request our board of directors to convene a General Meeting. If our board of directors has not taken the steps necessary to ensure that a General Meeting will be held within the relevant statutory period after the request, the requesting persons may, at his/her/their request, be authorized by court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the applicants have previously requested our board of directors to convene a General Meeting and our board of directors has not taken the necessary steps so that the General Meeting could be held within six weeks after the request.

General meetings of shareholders can be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual General Meeting, among other things, the adoption of the annual accounts, appropriation of our profits and proposals relating to the composition of our board of directors, including the filling of any vacancies in our board of directors. In addition, the agenda shall include such items as have been included therein by our board. The agenda shall also include such items requested by one or more shareholders, and others entitled to attend General Meetings, representing at least 3% of the issued share capital. Requests must be made in writing and received by our board of directors at least 60 days before the day of the convocation of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda. In accordance with the Dutch Corporate Governance Code, or DCGC, a shareholder may include an item on the agenda only after consulting our board of directors in that respect. If one or more shareholders intends to request that an item be put on the agenda that may result in a change in the company’s strategy, our board of directors may invoke a response time of a maximum of 180 days until the day of the General Meeting.

The General Meeting is presided over by the chairperson or, if he is absent, by the vice chairperson of the board of directors. If the chairperson and the vice chairperson are absent, the non-executive directors present at the meeting shall appoint one of them to be chairperson. Board members may attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the meeting may decide at its discretion to admit other persons to the meeting.

The external auditor of the company shall attend the General Meeting in which the annual accounts are discussed.

In connection with our General Meetings, ADS holders will not be treated as our shareholders and will not have shareholder rights.

Admission and Registration

All shareholders, and each usufructuary and pledgee to whom the right to vote on our shares accrues, are entitled, in person or represented by a proxy authorized in writing, to attend and address the General Meeting and exercise voting rights pro rata to their shareholding. Shareholders may exercise their rights if they are the holders of our shares on the record date as required by Dutch law, which is currently the 28th day before the day of the General Meeting, and they or their proxy have notified us of their intention to attend the General Meeting in writing or by any other electronic means that can be reproduced on paper ultimately at a date set for that purpose by our board of directors which date may not be earlier than the seventh day prior to the General Meeting, specifying such person’s name and the number of shares for which such person may exercise the voting rights and/or meeting rights at such General Meeting. The convocation notice shall state the record date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

Quorum and Voting Requirements

Each ordinary share confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. The voting rights attached to any shares held by us are suspended as long as they are held in treasury. Nonetheless, the holders of a right of usufruct (vruchtgebruik) in shares belonging to another and the holders of a right of pledge in respect of ordinary shares held by us are not excluded from any right they may have to vote on such ordinary shares, if the right of usufruct (vruchtgebruik) or the right of pledge was granted prior to the time such ordinary share was acquired by us. We may not cast votes in respect of a share in respect of which there is a right of usufruct (vruchtgebruik) or a right of pledge. Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.

In accordance with Dutch law and generally accepted business practices, our Articles of Association do not provide quorum requirements generally applicable to the General Meeting. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting stock. Decisions of the General Meeting are taken by an absolute majority of votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity.

Board Members

Election of Board Members

Under our Articles of Association, our directors are appointed by the shareholders at the General Meeting upon proposal by our board of directors.

Duties and Liabilities of Directors

Under Dutch law, our board of directors is collectively responsible for our general affairs. Pursuant to our Articles of Association, our board of directors shall divide its duties among its members, with our day-to-day management entrusted to the executive directors. The non-executive directors supervise the management of the executive directors and the general affairs of our company and the business connected with it and provide the executive directors with advice. In addition, both the executive directors and the non-executive directors must perform such duties as are assigned to them pursuant to the Articles of Association. The division of tasks within our board of directors is determined (and amended, if necessary) by our board of directors. Each director has a duty to properly perform the duties assigned to him or her and to act in our corporate interest. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees and other stakeholders.

Dividends and Other Distributions

Amount Available for Distribution

Pursuant to Dutch law and the Articles of Association, the distribution of profits will take place following the adoption of our annual accounts, from which we will determine whether such distribution is permitted. We may only make distributions to the shareholders, whether from profits or from its freely distributable reserves, only insofar as its shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

The shareholders at the General Meeting may determine which part of our profits will be added to the reserves in consideration of our reserves and dividends policy. The remaining part of the profits after the addition to the reserves will be at the disposal of the shareholders at the General Meeting. Distributions of dividends will be made pro rata to the nominal value of each share.

Subject to Dutch law and the Articles of Association, our board of directors, with the consent of the majority of the non-executive directors, may resolve to distribute an interim dividend if it determines such interim dividend to be justified by our profits. For this purpose, our board of directors must prepare an interim statement of assets and liabilities. Such interim statement shall show our financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (a) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (b) our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

Our board of directors, with the consent of the majority of the non-executive directors, may resolve that we make distributions to shareholders from one or more of our freely distributable reserves, other than by way of profit distribution, subject to the due observance of our policy on reserves and dividends. Any such distributions will be made pro rata to the nominal value of each share.

Dividends and other distributions shall be made payable not later than the date determined by our board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We do not anticipate paying any cash dividends for the foreseeable future.

Exchange Controls

Pursuant to Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company.

Pursuant to Dutch law, there are no exchange controls applicable to our import or export of capital, including the availability of cash and cash equivalents to us as a Dutch company.

Annual Accounts and Semi-Annual Accounts

Our financial year is the calendar year. Within four months after the end of our financial year, our board of directors must prepare the annual accounts. It must make them available for inspection by the shareholders at our office. The annual accounts must be accompanied by an auditors’ statement, an annual report, a report by our board of directors and certain other information required under Dutch law (Section 2 Title 9 of the DCC). The annual accounts, the annual report, the other information required under Dutch law (Section 2 Title 9 of the DCC) and the auditors’ statement must be made available to shareholders for review from the day of the notice convening the annual General Meeting. All members of our board of directors must sign the annual accounts and if a member does not sign, the reasons for this must be stated. The annual accounts must be adopted by the General Meeting. Within two months after the end of the first six months of the financial year, our board of directors must prepare semi-annual accounts and make them publicly available. If the semi-annual accounts are audited or reviewed, the independent auditor’s report must be made publicly available together with the semi-annual accounts.

Dissolution and Liquidation

argenx SE may only be dissolved by a resolution of the shareholders at a General Meeting upon a proposal made by our board of directors with the consent of the majority of the non-executive directors. If a resolution to dissolve argenx SE is to be put to the shareholders at a General Meeting, this must in all cases be stated in the notice convening the General Meeting. If the shareholders at a General Meeting resolve to dissolve argenx SE, the members of our board of directors will be charged with the liquidation of the business of argenx SE. During liquidation, the provisions of the Articles of Association will remain in force as far as possible.

A resolution by the shareholders at a General Meeting to dissolve argenx SE requires a two-thirds majority of the votes cast if less than half the issued and outstanding share capital is represented at the meeting.

Any surplus remaining after settlement of all debts and liquidation costs will be distributed to the shareholders in proportion to the nominal value of their shareholdings.

Public Offer

In accordance with Directive 2004/25/EC, each European Union member state should ensure the protection of minority shareholders by obliging any person that acquires control of a company to make an offer to all the holders of that company’s voting securities for all their holdings at an equitable price.

The Directive 2004/25/EC applies to all companies governed by the laws of a European Union member state of which all or some voting securities are admitted to trading on a regulated market in one or more European Union member states. The laws of the European Union member state in which a company has its registered office will determine the percentage of voting rights that is regarded as conferring control over that company.

In accordance with Section 5:70 of the Dutch Financial Supervision Act (Wet op het financieel toezicht), or the DFSA, any person—whether acting alone or in concert with others—who, directly or indirectly, acquires a controlling interest in a company will be obliged to launch a mandatory public offer for all our outstanding shares. A controlling interest is deemed to exist if a (legal) person is able to exercise, alone or acting in concert, at least 30% of the voting rights in the General Meeting. An exception is made for, amongst others, shareholders who—whether alone or acting in concert with others—(i) had an interest of at least 30% of our voting rights before our shares were first admitted to trading on Euronext Brussels and who still have such an interest after such first admittance to trading, and (ii) reduce their holding to below 30% of the voting rights within 30 days of the acquisition of the controlling interest provided that (a) the reduction of their holding was not effected by a transfer of shares to an exempted party and (b) during such period such shareholders or group of shareholders did not exercise their voting rights.

The rules under the DFSA regarding mandatory public offers apply to us because the company has its statutory seat in the Netherlands. However, as the shares are not admitted to trading on a regulated market in the Netherlands but are admitted to trading on Euronext Brussels and the ADSs are admitted to trading on Nasdaq, the Dutch Decree on public offers (Besluit openbare biedingen Wft) will only apply in relation to matters relating to information to be provided to trade unions and employees and company law matters, including the convocation of a General Meeting in the event of a public offer and a position statement by our board of directors. In case of a mandatory public offer, the provisions regarding the offered consideration and the bid procedure will be governed by Belgian law pursuant to article 4§1, 3° of the Belgian law dated April 1, 2007 on public takeover bids. Pursuant to article 53 of the implementing Royal Decree, a mandatory public offer on our shares must be launched at a price equal to the higher of (i) the highest price paid by the offeror or persons acting in concert with it for the acquisition of shares during the last 12 months and (ii) the weighted average trading prices during the last 30 days before the obligation to launch a mandatory public offer was triggered. The price can be in cash or in securities. However, if the securities that are offered as consideration are not liquid securities that are traded on a regulated market or if the offeror or persons acting in concert with it have acquired shares for cash in the last 12 months, a cash alternative has to be offered.

No takeover bid has been instigated by third parties in respect of our equity during the previous financial year and the current financial year.

Squeeze Out Procedures

Pursuant to Section 92a, Book 2, Dutch Civil Code, a shareholder who for his own account holds at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Dutch Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof te Amsterdam), or the Enterprise Chamber, and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

In addition, pursuant to Section 359c, Book 2 of the Dutch Civil Code, following a public offer, a holder of at least 95% of our issued share capital and voting rights has the right to require the minority shareholders to sell their shares to it. Any such request must be filed with the Enterprise Chamber within three months after the end of the acceptance period of the public offer. Conversely, pursuant to article 2:359d of the Dutch Civil Code each minority shareholder has the right to require the holder of at least 95% of our issued share capital and voting rights to purchase its shares in such case. The minority shareholder must file such claim with the Enterprise Chamber within three months after the end of the acceptance period of the public offer.

Market Abuse Rules

As of July 3, 2016, setting aside previously applicable national legislation in the European Union member states, the Market Abuse Regulation (Regulation (EU) No 596/2014), or MAR, provides for specific rules intended to prevent market abuse, such as prohibitions on insider trading, divulging inside information and tipping and market manipulation. The company, the members of our board of directors and other insiders and persons performing or conducting transactions in the company’s financial instruments, as applicable, are subject to the insider trading prohibition, the prohibition on divulging inside information and tipping and the prohibition on market manipulation. In certain circumstances, the company’s investors may also be subject to market abuse rules.

Inside information is any information of a precise nature relating (directly or indirectly) to us, or to our shares or other financial instruments, which information has not been made public and which, if it were made public, would be likely to have a significant effect on the price of the shares or the other financial instruments or on the price of related derivative financial instruments.

Pursuant to the MAR, a person is prohibited to possess inside information and use that information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, our shares and other financial instruments to which that information relates (which is considered to be insider dealing). The use of inside information by cancelling or amending an order concerning our shares or other financial instruments to which the information relates where the order was placed before the person concerned possessed the inside information, is also prohibited. In addition, a person is also prohibited to recommend another person to engage in insider dealing, or induce another person to engage in insider dealing, which arises where the person possesses inside information and (a) recommends, on the basis of that information, that another person acquires or disposes of our shares or other financial instruments to which that information relates, or induces that person to make such an acquisition or disposal or (b) recommends, on the basis of that information, that another person cancels or amends an order concerning our shares or other financial instruments to which that information relates, or induces that person to make such a cancellation or amendment.

The company is under an obligation to make any inside information immediately public. However, the company may, on its own responsibility, delay the publication of inside information if it can ensure the confidentiality of the information. Such deferral is only possible if the publication thereof could damage the company’s legitimate interests and if the deferral does not risk misleading the market. If the company wishes to use this deferral right it needs to inform the Belgian Financial Services and Markets Authority thereof after the information is disclosed to the public and provide a written explanation of how the conditions for deferral were met, immediately. The company is subject to Belgian law and MAR regarding the publication of inside information.

Directors, other persons discharging managerial responsibilities and persons closely associated with them are covered by the MAR notification obligations. Directors and other persons discharging managerial responsibilities as well as persons closely associated with them, must notify the AFM of every transaction conducted on their own account relating to the shares or debt instruments of the company, or to derivatives or other financial instruments linked to those shares or debt instruments. Notification must be made within three working days after the date of the transaction. Under MAR, no notification of a transaction needs to be made until transactions in a calendar year by that director, persons discharging managerial responsibilities or persons closely associated with them exceed a threshold of €5,000 (without netting). Once the threshold has been reached, all transactions will need to be notified, regardless of amount and wherever concluded.

Non-compliance with these reporting obligations could lead to criminal penalties, administrative fines and cease-and-desist orders (and the publication thereof), imprisonment or other sanctions.

Transparency Directive

We are a European public company with limited liability (Societas Europaea or SE) incorporated and existing under the laws of the Netherlands. The Netherlands is our home European Union member state (lidstaat van herkomst) for the purposes of Directive 2004/109/EC, or the Transparency Directive as amended by Directive 2010/73/EU, as a consequence of which we will be subject to the DFSA in respect of certain ongoing transparency and disclosure obligations. In addition, as long as our shares are listed on Euronext Brussels and the ADSs on Nasdaq, we are required to disclose any regulated information which has been disclosed pursuant to the DFSA as well in accordance with the Belgian Act of May 2, 2007, the Belgian Royal Decree of November 14, 2007 and Nasdaq listing rules.

We must publish our annual accounts within four months after the end of each financial year and our half-yearly figures within two months after the end of the first six months of each financial year. Within five calendar days after adoption of our annual accounts, we must file our adopted annual accounts with the AFM.

Pursuant to the DFSA, we will be required to make public without delay any change in the rights attaching to our shares or any rights to subscribe our shares.

Dutch Financial Reporting Supervision Act

Pursuant to the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), the DFRSA, the AFM supervises the application of financial reporting standards by companies whose official seat is in the Netherlands and whose securities are listed on a regulated Dutch or foreign stock exchange.

Pursuant to the DFRSA, the AFM has an independent right to (i) request an explanation from us regarding its application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt the our financial reporting meets such standards and (ii) recommend to us that we make available further explanations and files these with the AFM. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (a) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (b) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Our Obligations and Obligations of our Shareholders and Directors to Notify Holders of Shares and Voting Rights

Pursuant to chapter 5.3 of the DFSA, any person who, directly or indirectly, acquires or disposes of an actual or potential capital interest or voting rights in the company must immediately give written notice to the AFM of such acquisition or disposal if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person; (ii) shares or voting rights held (or acquired or disposed of) by such person's controlled entities or by a third party for such person’s account; (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement; (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment; (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares; (vi) shares which determine the value of certain cash settled financial instruments such as contracts for difference and total return swaps; (vii) shares that must be acquired upon exercise of a put option by a counterparty; and (viii) shares which are the subject of another contract creating an economic position similar to a direct or indirect holding in those shares.

Controlled entities (gecontroleerde ondernemingen) within the meaning of the DFSA do not themselves have notification obligations under the DFSA as their direct and indirect interests are attributed to their (ultimate) parent. If a person who has a 3% or larger interest in the company’s share capital or voting rights ceases to be a controlled entity it must immediately notify the AFM and all notification obligations under the DFSA will become applicable to such former controlled entity.

Special rules apply to the attribution of shares and/or voting rights which are part of the property of a partnership or other form of joint ownership. A holder of a pledge or right of usufruct in respect of shares can also be subject to notification obligations, if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger notification obligations as if the pledgee or beneficial owner were the legal holder of the shares and/or voting rights.

Furthermore, when calculating the percentage of capital interest a person is also considered to be in possession of shares if (i) such person holds a financial instrument the value of which is (in part) determined by the value of the shares or any distributions associated therewith and which does not entitle such person to acquire any shares, (ii) such person may be obliged to purchase shares on the basis of an option, or (iii) such person has concluded another contract whereby such person acquires an economic interest comparable to that of holding a share.

Under the DFSA, we are required to notify the AFM promptly of any change of 1% or more in our issued and outstanding share capital or voting rights since the previous notification. Other changes in our issued and outstanding share capital or voting rights must be notified to the AFM within eight days after the end of the quarter in which the change occurred. If a person’s capital interest or voting rights reaches, exceeds or falls below the above-mentioned thresholds as a result of a change in our issued and outstanding share capital or voting rights, such person is required to make a notification not later than on the fourth trading day after the AFM has published our notification as described above.

Every holder of 3% or more of our share capital or voting rights who, in relation to its previous notification, reaches, exceeds or falls below any of the above mentioned thresholds as a consequence of a different composition by means of an exchange or conversion into shares or the exercise of rights pursuant to an agreement to acquire voting rights, must notify the AFM at the latest within four trading days.

Furthermore, each director must notify the AFM of each change in the number of shares he or she holds and of each change in the number of votes he or she is entitled to cast in respect of our issued and outstanding share capital, immediately after the relevant change.

The AFM does not issue separate public announcements of the notifications. It does, however, keep a public register of and publishes all notifications made pursuant to the DFSA at its website (www.afm.nl). Third parties can request to be notified automatically by email of changes to the public register in relation to a particular company’s shares or a particular notifying party.

Non-compliance with these notification obligations is an economic offence and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance, and the publication thereof. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified. A claim requiring that such measures be imposed may be instituted by us, or by one or more of our shareholders who alone or together with others represent at least 3% of our issued and outstanding share capital of or voting rights. The measures that the civil court may impose include:

•	an order requiring the person with a duty to disclose to make the appropriate disclosure;
•	suspension of the right to exercise the voting rights by the person with a duty to disclose for a period of up to three years as determined by the court;
•

voiding a resolution adopted by the shareholders at the General Meeting, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person with a duty to disclose, or suspension of a resolution adopted by the shareholders at the General Meeting until the court makes a decision about such voiding; and

•	an order to the person with a duty to disclose to refrain, during a period of up to five years as determined by the court, from acquiring shares or voting rights in the company.

Shareholders are advised to consult with their own legal advisors to determine whether the notification obligations apply to them.

Short Positions

Net Short Position

Pursuant to European Union regulation No. 236/2012, each person holding a net short position attaining 0.2% of our issued share capital of must report it to the AFM. Each subsequent increase of this position by 0.1% above 0.2% will also have to be reported. Each net short position equal to 0.5% of our issued share capital and any subsequent increase of that position by 0.1% will be made public via the AFM short selling register. To calculate whether a natural person or legal person has a net short position, their short positions and long positions must be set off. A short transaction in a share can only be contracted if a reasonable case can be made that the shares sold can actually be delivered, which requires confirmation of a third party that the shares have been located. The notification shall be made no later than 15:30 CET on the following trading day.

Gross Short Position

Furthermore, each person holding a gross short position in relation to our issued share capital that reaches, exceeds or falls below one of the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%, must immediately give written notice to the AFM.

If a person’s gross short position reaches, exceeds or falls below one of the abovementioned thresholds as a result of a change in our issued share capital, such person is required to make a notification not later than on the fourth trading day after the AFM has published our notification in the public register of the AFM.

The AFM keeps a public register of the short selling notifications. Shareholders are advised to consult with their own legal advisors to determine whether any of the above short selling notification obligations apply to them.

Group Structure

argenx SE is the top entity in our group. argenx SE is the sole shareholder of argenx BVBA, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of Belgium, having its registered seat in Zwijnaarde, Belgium. argenx BVBA is the sole shareholder of argenx US, Inc., a Delaware corporation, and argenx Japan KK, based in Japan.

argenx SE has no other direct or indirect subsidiaries.

argenx SE holds a small minority stake of 1% in Bird Rock Bio, a company incorporated under the laws of Delaware with its registered seat in La Jolla, CA, United States.

Comparison of Dutch Corporate Law, our Articles of Association and Board By-Laws and U.S. Corporate Law

The following comparison between Dutch corporation law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters not otherwise described in this exhibit. Because these statements are summaries, they do not address all aspects of Dutch law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Dutch law, and they are not intended to be a complete discussion of the respective rights.

Shareholder Rights

ADS holders are not treated as our shareholders and will not have shareholder rights. ADS holder rights are limited to those under the deposit agreement.

Voting Rights

The Netherlands.    In accordance with Dutch law and our Articles of Association, each issued ordinary share confers the right to cast one vote at the General Meeting. Each holder of ordinary shares may cast as many votes as it holds shares. Shares that are held by us or our direct or indirect subsidiaries do not confer the right to vote.

Shareholders may exercise their rights at a General Meeting if they are the holders of our shares on the record date as required by Dutch law, which is currently the 28th day before the day of the General Meeting, and they or their proxy have notified us of their intention to attend the General Meeting in writing or by any other electronic means that can be reproduced on paper ultimately at a date set for that purpose by our board of directors (which date was for the previous General Meetings set on the seventh day prior to the relevant General Meeting), specifying such person’s name and the number of shares for which such person may exercise the voting rights and/or meeting rights at such General Meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting.

Delaware.    Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

The Netherlands.    Pursuant to our Articles of Association, extraordinary General Meetings will be held whenever our board of directors deems such to be necessary. Pursuant to Dutch law, one or more shareholders, who jointly represent at least one-tenth of the issued capital may request our board of directors to convene a General Meeting. If our board of directors has not taken the steps necessary to ensure that a General Meeting could be held within the relevant statutory period after the request, the requesting persons may, at his/her/their request, be authorized by Court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the applicants have previously requested our board of directors to convene a General Meeting and our board of directors has not taken the necessary steps so that the General Meeting could be held within six weeks after the request.

Also, the agenda for a General Meeting shall include such items requested by one or more shareholders, and others entitled to attend General Meetings, representing at least 3% of the issued share capital, except where the articles of association state a lower percentage. Our Articles of Association do not state such lower percentage. Requests must be made in writing and received by our board of directors at least 60 days before the day of the convocation of the meeting. In accordance with the DCGC, a shareholder shall exercise the right of putting an item on the agenda only after consulting our board of directors in that respect. If one or more shareholders intends to request that an item be put on the agenda that may result in a change in the company’s strategy, our board of directors may invoke a response time of a maximum of 180 days until the day of the General Meeting.

Delaware.    Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

The Netherlands.    Our Articles of Association do not provide for the possibility that shareholders’ resolutions can also be adopted in writing without holding a meeting of shareholders. Although permitted by Dutch law, for a listed company, this method of adopting resolutions is not feasible.

Delaware.    Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

The Netherlands.    The concept of appraisal rights is not known as such under Dutch law.

However, pursuant to Dutch law a shareholder who for his own account contributes at least 95% of our issued share capital may initiate proceedings against our minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber. The Enterprise Chamber may grant the claim for squeeze out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Furthermore, in accordance with the Directive (EU) 2017/1132 of the European Parliament and the Council of June 14, 2017 on cross-border mergers of limited liability companies, Dutch law provides that, to the extent that the acquiring company in a cross-border merger is organized under the laws of another European Union member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. Such compensation to be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the cross-border merger.

Payment by the acquiring company is only possible if the resolution to approve the cross-border merger by the corporate body of the other company or companies involved in the cross-border merger includes the acceptance of the rights of the shareholders of the Dutch company to oppose the cross-border merger.

Delaware.    The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

The Netherlands.    In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in case cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder such shareholder has an individual right of action against such third party in its own name. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

Delaware.    Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

The Netherlands.    Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its Articles of Association, acquire shares in its own capital. We may acquire fully paid shares in our own capital at any time for no valuable consideration. Furthermore, we may repurchase fully paid shares in our own capital if (i) such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to applicable law, (ii) we (including our subsidiaries) would thereafter not hold shares or hold a pledge over shares with an aggregate nominal value exceeding 50% of our issued share capital and (iii) our board of directors has been authorized thereto by the shareholders at the General Meeting.

An authorization by the shareholders at the General Meeting to our board of directors for the repurchase of shares can be granted for a maximum period of 18 months. Such authorization must specify the number and class of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired.

No authorization of the shareholders at the General Meeting is required if ordinary shares are acquired by us with the intention of transferring such ordinary shares to our employees under an applicable employee stock purchase plan.

Delaware.    Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-takeover Provisions

The Netherlands.    Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our company more difficult or less attractive, including requirements that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our board of directors.

Delaware.    In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;
•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of Books and Records

The Netherlands.    The board of directors provides the shareholders at the General Meeting in good time with all information that the shareholders require for the exercise of their powers, unless this would be contrary to an overriding interest of us. If the board of directors invokes an overriding interest, it must give reasons.

Delaware.    Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Removal of Board Member

The Netherlands.    The shareholders at a General Meeting have the authority to suspend or remove members of our board of directors at any time, with or without cause, by means of a resolution passed by a simple majority of the votes cast. Executive directors may also be suspended by our board of directors. A suspension by our board of directors may be discontinued by the shareholders at a General Meeting at any time.

Delaware.    Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Preemptive Rights

The Netherlands.    Under Dutch law, in the event of an issuance of ordinary shares or upon a grant of rights to subscribe for ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (with the exception of ordinary shares to be issued to employees or ordinary shares issued against a contribution other than in cash or the issue of shares to persons exercising a previously granted right to subscribe for shares). A shareholder may exercise preemptive rights during a period of at least two weeks from the date of the announcement of the issue of shares. Under our Articles of Association, the preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of the shareholders at the General Meeting upon proposal of our board of directors with the consent of the majority of the non-executive directors.

Our board of directors, with the consent of the majority of the non-executive directors, may restrict or exclude the preemptive rights in respect of newly issued ordinary shares if it has been designated as the authorized body to do so by the shareholders at the General Meeting. Such designation can be granted for a period not exceeding five years. A resolution of the shareholders at the General Meeting to restrict or exclude the preemptive rights or to designate our board of directions as the authorized body to do so requires a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

Delaware.    Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

The Netherlands.    Pursuant to Dutch law and the Articles of Association, the distribution of profits will take place following the adoption of our annual accounts, from which we will determine whether such distribution is permitted. We may only make distributions to the shareholders, whether from profits or from its freely distributable reserves, only insofar as its shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

The shareholders at the General Meeting may determine which part of our profits will be added to the reserves in consideration of our reserves and dividends policy. The remaining part of the profits after the addition to the reserves will be at the disposal of the shareholders at the General Meeting. Distributions of dividends will be made pro rata to the nominal value of each share.

Subject to Dutch law and the Articles of Association, our board of directors, with the consent of the majority of the non-executive directors, may resolve to distribute an interim dividend if it determines such interim dividend to be justified by our profits. For this purpose, our board of directors must prepare an interim statement of assets and liabilities. Such interim statement shall show our financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (a) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (b) our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

Our board of directors, with the consent of the majority of the non-executive directors, may resolve that we make distributions to shareholders from one or more of its freely distributable reserves, other than by way of profit distribution, subject to the due observance of our policy on reserves and dividends. Any such distributions will be made pro rata to the nominal value of each share.

Dividends and other distributions shall be made payable not later than the date determined by our board of directors. Claims to dividends and other distribution not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Delaware.    Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.

Shareholder Vote on Certain Reorganizations

The Netherlands.    Under Dutch law, the shareholders at the General Meeting must approve resolutions of our board of directors relating to a significant change in the identity or the character of the company or the business of the company, which includes:

•	a transfer of the business or virtually the entire business to a third party;
•

the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

•

the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one third of the amount of its assets according to its statement of financial position and explanatory notes or, if the company prepares a consolidated statement of financial position, according to its consolidated statement of financial position and explanatory notes in the last adopted annual accounts of the company.

Under Dutch law, a shareholder who, for its own account, owns shares representing at least 95% of the nominal value of a company’s issued share capital may institute proceedings against the company's other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber, which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of experts who will offer an opinion to the Enterprise Chamber on the value of the shares.

Delaware.    Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Limitations on the Right to Own Securities

Neither Dutch law nor our Articles of Association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for the ADSs is The Bank of New York Mellon.